Exhibit 10 (y)

SETTLEMENT AGREEMENT

This Settlement Agreement, dated as of October 24, 2023 ("Agreement"), is entered into by and between Barry Weiner ("Weiner"), Shahla Weiner, Roya Weiner, and Jonathan Weiner (collectively, the foregoing are the "Weiner Parties" and each is a "Weiner Party"), Enzo Biochem, Inc. (the "Company"), Mary Tagliaferri, Ian Walters, Brad Radoff, and Hamid Erfanian (the Company, Dr. Tagliaferri, Dr. Walters, Mr. Radoff, and Mr. Erfanian are, collectively, the "Enzo Parties" and each is an "Enzo Party") (the Weiner Parties and Enzo Parties are, collectively, the "Parties" and each is a "Party"). Desiring to settle all disputes and claims between the Weiner Parties and the Enzo Parties, the Parties hereby agree as follows:

A. Settlement Payments; Dismissal of the Arbitration

1. Within seven (7) business days after the later of the (i) Effective Date of this Agreement (as defined in paragraph 5), or (ii) dismissal, with prejudice, of the claims in the arbitration pending before the American Arbitration Association, Arbitrator Loretta M. Gastwirth (the "Arbitrator"), Weiner v. Enzo Biochem, Inc., AAA Case No. 01-22-0003-1311 (the "Arbitration"), the Company will make a payment of $3,600,000, less applicable tax withholdings, to Weiner.

2. The method of payment (check, wire transfer, etc.) for the payment contemplated in paragraph 1 shall be the same as the method in which Weiner received his last paycheck when he was employed by the Company, unless Weiner's counsel otherwise instructs in writing. If any such payment is made by check and the check is not honored due to insufficient funds or other factor in control of the Company, the Company shall bear the cost of any associated fees or costs. The Company shall bear the cost of any fees associated with any wire transfer.

3. Promptly after the Parties' execution of this Agreement, the Parties agree to jointly request that the Arbitrator dismiss the claims in the Arbitration, with prejudice and with each of the Parties to bear their own fees and costs (including, without limitation, attorney's fees and costs).

B. Mutual Releases

4. Other than as set forth in this Agreement, the Weiner Parties, on behalf of themselves and their immediate family, successors, and assigns, forever waive and release any and all rights and claims of any kind, which they presently have, had or may have against the Enzo Parties, their past, present and future subsidiaries, affiliates, purchasers of assets, successors, and assigns, as well as the past, present and future directors, officers, agents, representatives, attorneys and employees of such companies or the Enzo Parties (collectively, the "Enzo Released Parties") up to the date of their execution of this Agreement including, without limitation, any and all claims of any kind relating to any act or omission that occurred prior to his execution of this Agreement or any matters arising out of his employment or directorship with any of the Enzo Released Parties. Specifically, but without limiting that general release, he hereby waives any claims for overtime, bonuses, severance or other compensation, back pay, front pay, unpaid wages, overtime compensation, benefits, discrimination, retaliation, any rights or claims under his employment agreement with the Company dated as of December 4, 2008, as amended (the "Employment Agreement"), any rights or claims regarding the sale of Enzo Clinical Labs, Inc., as consummated on July 24, 2023, and any other rights or claims that were or could have been asserted in the Arbitration. This Agreement is intended as a full settlement and compromise of each, every and all claims of every kind and nature, whether known or unknown, actual or contingent, asserted or unasserted, arising under common law, statutory law or otherwise; no claim of any sort is reserved and there are no sums or benefits payable to the Weiner Parties by the Enzo Released Parties other than as set forth in this Agreement. In addition, Weiner agrees that there will be no reinstatement or re-employment with the Enzo Released Parties and agree not to bring any claim based upon the failure or refusal of any of the Enzo Released Parties to employ him hereafter. Notwithstanding the terms of this release, the Weiner Parties may be members of any shareholder derivative class action suit, provided that such Weiner Party is not a named plaintiff in or otherwise commences, maintains, encourages, initiates, files, or prosecutes such suit, and may receive any payments or benefits that may be due to them as members of a class pursuant to the terms of the settlement of such suit.

5. In conformity with the Older Workers Benefit Protection Act, Weiner acknowledges the following: (i) this Agreement is written in a manner calculated to be understood by Weiner; (ii) this Agreement represents Weiner's knowing and voluntary waiver and release of any and all claims that Weiner might have including, but not limited to, any claims arising under the Age Discrimination in Employment Act of 1967 (the "ADEA''); (iii) Weiner has not waived any claim under the ADEA that may arise after the date of this Agreement; (iv) the consideration that Weiner will receive in exchange for this Agreement is something of value to which Weiner is not already entitled; (v) the Company has advised Weiner to consult with an attorney prior to executing this Agreement and he has done so; (vi) Weiner was provided 21 days to consider whether to sign this Agreement; (vii) any changes to this Agreement, whether material or immaterial, will not restart that 21-day period; and (viii) Weiner has 7 days following his execution of this Agreement in which to revoke it by written notice of revocation that must be sent digitally to and received by Matthew Kupferberg, the Company's General Counsel, at mkupferberg@enzo.com, no later than the seventh day after Weiner has signed this Agreement. This Agreement will not become effective and enforceable until the eighth day after Weiner signs this Agreement (if not revoked pursuant to the terms of this paragraph), and such eighth day will be the "Effective Date" of this Agreement.

6. Other than as set forth in this Agreement, the Enzo Parties, on behalf of themselves, and their successors and assigns, forever waive and release any and all rights and claims of any kind, which they presently have, had or may have against the Weiner Parties and their past and present employees, agents, executors, administrators, heirs, successors, and assigns (collectively, the "Weiner Released Parties") up to the date of their execution of this Agreement including, without limitation, any and all claims of any kind relating to any act or omission that occurred prior to their execution of this Agreement or any matters arising out of Weiner's employment or directorship with any of the Enzo Released Parties. Specifically, but without limiting that general release, the Enzo Parties hereby waive any rights or claims under Weiner's Employment Agreements and any other rights or claims that were or could have been asserted in the Arbitration. This Agreement is intended as a full settlement and compromise of each, every and all claims of every kind and nature, whether known or unknown, actual or contingent, asserted or unasserted, arising under common law, statutory law or otherwise; no claim of any sort is reserved and there are no sums or benefits payable by Weiner to the Enzo Parties. Notwithstanding the terms of this release, the Enzo Parties may receive any payments or benefits that may be due to them as a member of a class pursuant to the terms of the settlement of any shareholder derivative class action suit, provided that such Enzo Party was not a named plaintiff in or otherwise commenced, maintained, encouraged, initiated, filed, or prosecuted such suit.

7. Notwithstanding any other provision of this Agreement (including, without limitation, the releases set forth in paragraphs 4 through 6), this Agreement does not (i) release any rights to unemployment benefits that Weiner may seek from state unemployment compensation agencies; or (ii) modify, affect or waive any rights, claims, or agreements relating to any landlord/tenant agreements with respect to the premises located at 60 Executive Boulevard, Farmingdale, New York 11735.

C. Covenant Not To Sue

8. The Weiner Parties covenant and agree that they and their immediate family, successors, and assigns will not now or at any time in the future commence, maintain, encourage, prosecute or participate in as a party, or permit to be filed by any other person on their behalf or as a member of any alleged class of persons (not including any shareholder derivative action that may be brought by any shareholder of the Company other than the Weiner Parties), any action, suit, proceeding, claim or complaint of any kind against any of the Enzo Released Parties with respect to any matter that is encompassed in the release set forth in paragraph 4. The receipt of any payments or benefits that may be due to any Weiner Party as a member of a class pursuant to the terms of the settlement of any shareholder derivative class action suit shall not be a violation of this covenant not to sue, provided that such Weiner Party was not a named plaintiff in or otherwise commenced, maintained, encouraged, initiated, filed or prosecuted such suit. For any breach of this covenant not to sue, the Enzo Released Parties shall be entitled to recover their fees and costs (including, without limitation, attorney's fees and costs) incurred as a result of such breach in addition to any other damages. To the extent that any of the Weiner Parties is subject to a lawful subpoena, governmental request, court order, or other legal obligation to provide documents or information (a "Demand") in connection with a governmental investigation or lawsuit that is not commenced, maintained, encouraged, initiated, filed, or prosecuted by any Weiner Party, responding truthfully to such Demand shall not constitute a breach of this provision.

9. The Enzo Parties covenant and agree that they, and their successors assigns, will not now or at any time in the future commence, maintain, encourage, prosecute or participate in as a party, or permit to be filed by any other person on their behalf or as a member of any alleged class of persons (not including any shareholder derivative action that may be brought by any shareholder of the Company other than the members of the Board of Directors), any action, suit, proceeding, claim or complaint of any kind against any of the Weiner Parties with respect to any matter that is encompassed in the release set forth in paragraph 6. The receipt of any payments or benefits that may be due to any Enzo Party as a member of a class pursuant to the terms of the settlement of any shareholder derivative class action suit shall not be a violation of this covenant not to sue, provided that such Enzo Party was not a named plaintiff in or otherwise commenced, maintained, encouraged, initiated, filed, or prosecuted such suit. For any breach of this covenant not to sue, the Weiner Parties shall be entitled to recover their fees and costs (including, without limitation, attorney's fees and costs) incurred as a result of such breach in addition to any other damages. To the extent that any of the Enzo Parties is subject to a Demand in connection with a governmental investigation or lawsuit that is not commenced, maintained, encouraged, initiated, filed, or prosecuted by any Enzo Party, responding truthfully to such Demand shall not constitute a breach of this provision.

10. Any Party who breaches paragraph 8 or 9 of this Agreement shall be liable for liquidated damages in the amount of $1,000,000 per violation, in addition to payment of the fees and costs (including, without limitation, attorney's fees and costs) incurred by reason of such breach. The Parties stipulate that this amount of liquidated damages is reasonable in light of the difficulty of calculating the actual damages occasioned by such violation and that these liquidated damages will in no way be construed as a penalty

D. Non-Disparagement

11. The Weiner Parties agree that they will not make any statements (whether oral or written) to any third parties that disparage or reflect negatively on the Company, its personnel, reputation, business operations, products, policies, or conduct of the Company or any Enzo Released Parties. This obligation shall not apply to statements made in connection with the performance or enforcement of this Agreement. If any of the Weiner Parties breaches this paragraph 11 then, in addition to other remedies for such breach, paragraph 12 shall be void with respect to the breaching Party.

12. The Enzo Parties agree that they will not make any statements (whether oral or written) to any third parties that disparage or reflect negatively upon the Weiner Parties. This obligation shall not apply to statements made in connection with the performance or enforcement of this Agreement. If any of the Enzo Parties breaches this paragraph 12 then, in addition to other remedies for such breach, paragraph 11 shall be void with respect to the Company and the breaching Enzo Party.

13. Nothing in this Agreement requires any witness to give false or incomplete testimony or prohibits any person or entity from testifying truthfully in any legal proceeding in which that person or entity is compelled by valid court order or subpoena to give testimony under oath. If any of the Weiner Parties receives a subpoena or order purporting to compel them testify and/or produce documents in any matter pertaining to the Company, such Party agrees to promptly notify the Company's Chief Executive Officer and/or General Counsel, permit the Company the opportunity to challenge, quash, or otherwise curtail or limit such subpoena, and cooperate with the Company's efforts with respect thereto. If any of the Enzo Parties receives a subpoena or order purporting to compel them testify and/or produce documents in any matter pertaining to the Weiner Parties, such Party agrees to promptly notify Weiner and/or undersigned counsel for Weiner, pem1it Weiner the opportunity to challenge, quash, or otherwise curtail or limit such subpoena, and cooperate with the Weiner Parties' efforts with respect thereto.

E. Confidential Information/Non-Competition and Shares

14. Weiner reaffirms the validity of, and agrees to comply with, his surviving post- employment obligations set forth in Section 6 of his Employment Agreement.

15. Enzo shall promptly cause all restrictive legends to be removed from the shares of Enzo Common Stock held by Weiner and shall otherwise cooperate with Weiner in the removal of all insider restrictions on any Enzo securities owned by Weiner.

F. Indemnification

16. The Company agrees to indemnify Weiner, subject to applicable law, against all costs, judgments, charges and expenses incurred or sustained by Weiner in connection with any threatened or filed action, suit, arbitration, or proceeding (each, a "Proceeding") to which Weiner may be made a party, or is threatened to be made a party, that is brought by any party (other than the Company or its affiliates), by reason of any act or omission of Weiner as an employee of the Company that was taken in good faith on behalf of the Company, within the scope of Weiner's employment, and in compliance with Weiner's contractual duties and the law. Such indemnification shall be subject to the following: (i) Weiner reasonably cooperates with the Company and its counsel in connection with any matter that is encompassed within this indemnification; and (2) the Company will have the right to control the defense or settlement of any matter that is encompassed within this indemnification, including the selection and direction of counsel. The Company shall contemporaneously pay (after receipt of reasonable documentation), to the maximum extent permitted by law, all reasonable costs, expenses, and attorney's fees actually and necessarily incurred by Weiner in connection with any Proceeding. Weiner will be required to repay such amounts advanced only if, and to the extent that, it ultimately is determined by a court of competent jurisdiction or arbitrator that Weiner was not entitled to be indemnified by the Company.

G. General Provisions

17. Each of the Parties represents and warrants (a) that he, she, and/or it has the full right, power and authority to enter into this Agreement, to make all of the grants, promises and covenants contained herein, to waive the claims and matters he, she, and/or it has agreed to release in this Agreement, and to perform all of his, her, and/or its obligations under this Agreement; (b) that the execution of this Agreement has been duly approved by any and all necessary corporate actions and that the person executing this Agreement on behalf of any corporate Party is authorized to do so; (c) that this Agreement (assuming due execution and delivery by the other Parties) constitutes the valid and binding obligation of such Party, enforceable in accordance with its terms; and (d) that he, she, and/or it has not transferred or assigned any claim or cause of action which relates to, or is encompassed within, the matters covered by this Agreement and/or which would violate or otherwise impair the full enforcement of this Agreement.

18. The Parties agree that a breach of this Agreement will cause irreparable harm for which there is no adequate remedy at law, and accordingly each of the Parties expressly waives any contention that there is an adequate remedy at law, or that there is no irreparable harm, or any like doctrine that might otherwise preclude injunctive relief to enforce this Agreement.

19. The terms of this Agreement will be binding on and inure to the benefit of the Parties hereto and their respective heirs, executors, administrators, successors and assigns, including the Company's successors or assigns (including, without limitation, any buyer of Enzo Life Sciences) and any corporation, partnership or other entity into or with which any Party hereto may merge, consolidate or reorganize.

20. Weiner and the Company will comply with Section G of the Stipulation and Order Regarding Confidential Information in the Arbitration with respect to the return or destruction of documents exchanged during discovery in the Arbitration.

21. Each Party shall be responsible for its own fees and costs (including, without limitation, attorney's fees and costs) incurred in connection with the Arbitration and/or the claims released in Section B of this Agreement.

22. The Parties agree than none of the Parties admit to any wrongdoing and that neither their entry into this Agreement nor any action taken by any Party pursuant to this Agreement is not an admission of any wrongdoing or liability of any kind by any Party or a waiver of any defenses or any claims or counterclaims that would have been available to that Party.

23. All notices, requests, or other communications under this Agreement must be in writing and, except as otherwise set forth herein, must be given by personal delivery, overnight courier, mailing, or email to the appropriate Party at the addresses below. Unless otherwise notified in writing, the addresses of the Parties to this Agreement, for the purpose of such notices, requests or communications, are as follows:

To:	Mr. Barry Weiner

[redacted]

With a copy to:

Evan Farber

Loeb & Loeb

[redacted]

To:	Enzo Biochem, Inc.

Attn: Matthew Kupferberg, General Counsel 81 Executive Blvd, Suite 3

Farmingdale NY 11735
With a copy to:

Marc Bernstein Paul Hastings LLP

[redacted]

To:	Mr. Hamid Erfanian

[redacted]

To:	Mr. Bradley Radoff

[redacted]

To:	Dr. Mary Tagliaferri

[redacted]

To:	Dr. Ian Walters

[redacted]

24. This Agreement constitutes the entire agreement and understanding between the Parties with regard to the subject matter herein. Other than as set forth in paragraphs 7 and 14 of this Agreement, this Agreement supersedes and cancels any prior or contemporaneous understandings, agreements, or representations by or between the Parties, written or oral, relating to the subject matter herein. The Parties acknowledge that, in entering into this Agreement, they are not relying on any promises or representations (whether oral or written) other than those set forth in this Agreement. Any modification or amendment of this Agreement must be made in writing and signed by the Parties.

25. If any term or provision of this Agreement, or the application thereof to any person or circumstances will to any extent be invalid or unenforceable, the provision at issue shall be enforced to the maximum extent permitted by law, and the remainder of this Agreement, or the application of such terms to persons or circumstances other than those as to which it is invalid or unenforceable, will not be affected thereby, and each term of this Agreement will be valid and enforceable to the fullest extent permitted by law.

26. Any dispute arising under this Agreement shall be governed by the law of the State of New York, without reference to choice of law rules that would cause the application of the law of any other jurisdiction. Any action or proceeding arising out of or relating to this Agreement shall be brought in the federal or state courts located in the State of New York, County of New York. Each of the Parties irrevocably submits itself to the jurisdiction of said courts, and said courts shall have exclusive jurisdiction over any and all claims arising out of or relating to this Agreement. Each of the Parties hereby irrevocably waives and renounces in advance any right to a trial by jury in connection with any action or proceeding arising out of or relating to this Agreement.

27. The Parties warrant that they are fully competent to enter into this Agreement; that they have read this Agreement and fully understand its meaning; that they have received advice from counsel of their choosing before executing this Agreement; that they knowingly and voluntarily enter into this Agreement; and that they agree to comply with its terms and conditions.

28. This Agreement may be executed in any number of counterparts and such counterparts may be obtained by pdf email or Docusign, each of which taken together will constitute one and the same instrument.

/s/ Barry Weiner	10/25/23
Barry Weiner	Date

/s/ Shahla Weiner	10/25/23
Shahla Weiner	Date

/s/ Roya Weiner	10/25/23
Roya Weiner	Date

/s/ Jonathan Weiner	10/25/23
Jonathan Weiner	Date

Enzo Biochem, Inc.

/s/ Kara Cannon	10/30/23
Kara Cannon	Date

/s/ Mary Tagliaferri	10/27/23
Mary Tagliaferri	Date

/s/ Ian Walters	10/25/23
Ian Walters	Date

/s/ Bradley Radoff	10/24/23
Bradley Radoff	Date

/s/ Hamid Erfanian	10/25/23
Hamid Erfanian	Date